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                                                               Douglas A. Jaques
                                                               Attorney at Law
                                                               djaques@mwe.com
                                                               310.551.9308


January 28, 2005


VIA PDF



Robert Lundy
Todd Swanson
Hooper, Lundy & Bookman, Inc.
1875 Century Park East, Suite 1600
Los Angeles, CA 90067

Re: Tenet/IHH Asset Sale Agreement - Proposal Regarding Extension of Asset Sale Agreement Including Treatment of Good Faith Deposit Pending DHS Approval

Gentlemen:

Section 1.4(a) of the Asset Sale Agreement dated September 29, 2004 (the "Agreement"), by and among AHM CGH, Inc., a California corporation ("AHM"), Health Resources Corporation of America - California, a Delaware corporation ("HRC"), SHL/O Corp., a Delaware corporation ("SHL/O") and UWMC Hospital Corporation, a California corporation ("UWMC") (AHM, HRC, SHL/O and UWMC are collectively referred to herein as "Seller") and Integrated Healthcare Holdings, Inc., a Nevada corporation ("Purchaser"), provides for the delivery by Purchaser of a Good Faith Deposit in the amount of Ten Million Dollars ($10,000,000) in connection with the execution of the Agreement. Section 1.4(a) of the Agreement further provides that the Good Faith Deposit is non-refundable upon termination of the Agreement unless the Agreement terminates under very limited specific circumstances. As you know, because December 31, 2004 (i.e., the Drop Dead Date) has passed without Closing having occurred, both Seller and Purchaser currently have a right to terminate the Agreement pursuant to Section 8.1 of the Agreement. Capitalized terms not defined in this letter have the same meanings as set forth in the Agreement.

This letter sets forth Seller's offer to waive its rights to terminate the Agreement for a limited period of time pursuant to an amendment to the Agreement, to be effective January 1, 2005, reflecting the following terms and conditions, all of which are material to such offer:

1. Section 1.4(a) of the Agreement will be amended to provide that Five Million Dollars ($5,000,000) of the Good Faith Deposit (the "Hard Good Faith Deposit") will be non-refundable

Robert Lundy
Todd Swanson
Hooper. Lundy & Bookman, Inc.
January 28, 2005
Page 2


regardless of the termination of the Agreement pursuant to Section 8.1 of the Agreement, with no exceptions.

2. Section 1.4(a) of the Agreement will be further amended to provide that, from January 1, 2005 until 12:00 p.m. Pacific time on February 4, 2005, the remaining portion of the Good Faith Deposit (i.e., Five Million Dollars ($5,000,000) plus all interest accrued on the entire amount of the Good Faith Deposit) (the "Residual Good Faith Deposit"), will be non-refundable regardless of the termination of the Agreement pursuant to Section 8.1 of the Agreement, except that Purchaser shall be entitled to the return of the Residual Good Faith Deposit if (i) the Agreement is terminated by Seller or Purchaser because of a failure to obtain reasonable assurances from the California Department of Health Services ("DHS") for any reason (which assurances are reasonably acceptable to Purchaser), that Purchaser's CHOW applications will be approved and an acute care hospital license will be issued for all four (4) purchased hospitals, (ii) Purchaser terminates the Agreement pursuant to Section 8.1(c), 8.1(d) (other than because of a failure to obtain reasonable assurances of approval of Purchaser's CHOW applications by the DHS), 8.1(f) or 8.1(h) (provided the failure of the applicable event or condition(s) under 8.1(c), 8.1(d), 8.1 (f) or 8.1(h) giving rise to Purchaser's right to terminate under such subsection is not in any manner due to Purchaser's fault, as provided therein, including without limitation an inability of Purchaser to obtain financing or funding for the payment of the Cash Purchase Price), or (iii) the Agreement is terminated by Seller under Section 8.1(e) (other than because of a failure to obtain reasonable assurances of approval of Purchaser's CHOW applications by the DHS) based upon the failure of a condition or a failure to close, respectively, that is not in any manner due to Purchaser's failure to perform, including without limitation an inability of Purchaser to obtain financing or funding for the payment of the Cash Purchase Price.

3. Section 1.4(a) of the Agreement will be further amended to provide that, on and after 12:01 p.m. Pacific time on February 4, 2005, the Residual Good Faith Deposit will become nonrefundable regardless of the termination of the Agreement pursuant to Section 8.1 of the Agreement, except that Purchaser shall be entitled to the return of the Residual Good Faith Deposit if the Agreement is terminated by Purchaser pursuant to Section 8.1(c).

4. Section 1.5 of the Agreement will be amended to provide that the Closing Date is February 28, 2005.

5. Section 8.1(g) of the Agreement shall be amended to change the Drop Dead Date set forth in the Agreement to February 28, 2005.

6. Seller and Purchaser acknowledge and agree that KPMG Peat Marwick shall be retained to perform an audit of the Hospitals to the extent reasonably necessary in connection with Purchaser's filings required pursuant to the federal securities laws following the Closing, and Purchaser shall bear all costs of such audit.

Robert Lundy
Todd Swanson
Hooper. Lundy & Bookman, Inc.
January 28, 2005
Page 3


Seller and Purchaser agree to proceed in good faith to prepare and execute formal amendments to the Agreement, the Good Faith Deposit Agreement, and any other agreements referenced in or contemplated by the Agreement as necessary to reflect this letter. Notwithstanding the immediately preceding sentence, pending execution of such other amendments, this letter shall constitute a binding agreement by Seller, Purchaser and their respective affiliates with respect to all matters addressed herein. The offer set forth in this letter shall remain open until 5:00 pm Pacific time on Monday, January 31, and will be not extended. If the foregoing is acceptable to you, please countersign this letter on or before such time and date and return it to me.

Sincerely,


/s/ Douglas A. Jaques
------------------------------------
Douglas A. Jaques


Integrated Healthcare Holdings, Inc.

/s/ Larry Anderson
------------------------------------

By: Larry Anderson
   ---------------------------------


cc:   Distribution List:

      Anil Shah
      Larry Anderson
      Paul O'Neill
      Eric Tuckman
      J. Brent McDonald
      Ira J. Rappeport